EXHIBIT 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

Results for Full Year and Fourth Quarter 2013

Record Sales and Increased Profits

FOR IMMEDIATE RELEASE

March 25, 2014

LAKE BARRINGTON, IL, March 25, 2014 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, flexible packaging and storage products and printed and laminated films, today announced its full-year results of operations for 2013, as well as for the three months ended December 31, 2013.

Year-End Results

For the year ended December 31, 2013, consolidated net sales totaled $56,059,000, compared to consolidated net sales of $49,543,000 for the year ended December 31, 2012, an increase of 13.2%. Sales for 2013 were at an all-time record high for CTI. For the year, CTI achieved net income of $376,000 or $0.12 per share (basic) and $0.11 (diluted), compared to $102,000 or $0.03 per share (basic and diluted) in 2012, a more than 269% improvement.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2013 were $15,200,000 compared to consolidated net sales of $12,133,000 for the fourth quarter of 2012, an increase of more than 25.3%. For the fourth quarter of 2013, CTI had net income of $67,000 or $0.02 per share (basic and diluted), compared to a loss of $215,000 for the fourth quarter of 2012 or $0.07 per share (basic and diluted).

Key Factors and Trends

In 2013, net sales rose to the highest level in CTI’s 38 year history, to $56 million as sales in the pouch and container line expanded 32.4% while sales in the novelty line of foil and latex balloons continued to expand as well. Overall, sales increased by 13.2% over 2012 sales of $49.5 million. Sales of our branded line of vacuum sealing machines and associated rolls and pouches, which were introduced in 2012 grew to $12.5 million in the year, and we anticipate continued significant revenue growth in that line during 2013.

Our income from operations increased by 97.4%, from $1,059,000 in 2012 to $2,090,000 in 2013. In the fourth quarter, income from operations increased from a loss of $65,000 to income of $603,000.

However, our bottom line results were affected by significant interest expense we incurred during the year, particularly related to our mezzanine loan of $5 million and the warrants associated with that loan, and also to relatively high tax expense. For the year, we incurred net interest expense of $1,440,000 and in the fourth quarter, we incurred net interest expense of $468,000.

Operating expenses increased modestly from $9,848,000 in 2012 to $10,523,000 in 2013, but as a percentage of sales operating expenses decreased from 19.9% of sales in 2012 to 18.8% of sales in 2013.

Gross margin levels increased from 22% in 2012 to 22.5% in 2013. This increase resulted from a change in the mix of products sold and also to gross margins achieved by our Mexico subsidiary, Flexo Universal.

Our liquidity improved with the result that our working capital increased from just over $10.1 million as of December 31, 2012 to more than $11.7 million on December 31, 2013.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents (VIE $54,000 and $22,000, respectively)	$666,616	$351,064
Accounts receivable, (less allowance for doubtful
accounts of $217,000 and $99,000 respectively)	8,883,106	7,773,332
Inventories, net	15,428,413	15,813,276
Net deferred income tax asset	931,245	846,371
Prepaid expenses and other current assets (VIE $79,000 and $108,000, respectively)	2,261,298	2,345,711
Total current assets	28,170,678	27,129,754

Total property, plant and equipment, net	8,681,771	8,699,070

Total other assets	2,219,051	1,918,319

TOTAL ASSETS	$39,071,500	$37,747,143

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities (VIE $493,000 and $198,000, respectively)	$16,432,989	$16,963,447
Total long-term liabilities, less current maturities (VIE $441,000 and $533,000, respectively)	9,874,386	8,701,650
Total Liabilities	26,307,375	25,665,097

Total CTI Industries Corporation stockholders' equity	12,655,890	12,242,738

Noncontrolling Interest	108,235	(160,692)

Total Equity	12,764,125	12,082,046

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$39,071,500	$37,747,143

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2013	2012	2013	2012

Net sales	$56,059,477	$49,542,762	$15,200,470	$12,132,945
Cost of sales	43,446,618	38,636,245	11,341,234	9,346,057
Gross profit	12,612,859	10,906,517	3,859,236 #	2,786,888

Operating expenses:
General and administrative	6,564,355	6,357,249	2,002,032	1,915,791
Selling	2,224,551	1,720,878	775,654	416,095
Advertising and marketing	1,733,609	1,769,477	478,271	520,399

Total operating expenses	10,522,515	9,847,604	3,255,957 #	2,852,285

Income (loss) from operations	2,090,344	1,058,913	603,279	(65,397)

Other (expense) income:
Interest expense, net	(1,439,712)	(991,152)	(467,662)	(377,906)
Other	27,232	24,841	12,889	11,636

Total other expense	(1,412,480)	(966,311)	(454,773)	(366,270)

Income (loss) before income taxes and noncontrolling interest	677,864	92,602	148,506	(431,666)

Income tax expense (benefit)	269,836	46,272	46,074	(157,454)

Net income (loss)	408,028	46,330	102,432	(274,213)

Less: Net loss attributable to noncontrolling interest	32,519	(55,419)	35,601	(58,844)

Net income (loss) attributable to CTI Industries Corporation	$375,509	$101,749	$66,831	$(215,369)

Income (loss) applicable to common shares	$375,509	$101,749	$66,831	$(215,369)

Other Comprehensive Income
Foreign currency adjustment	(81,919)	114,097	(201,813)	26,015
Comprehensive income (loss) attributable to CTI Industries Corporation	$293,590	$215,846	$(134,982)	$(189,354)

Basic income (loss) per common share	$0.12	$0.03	$0.02	$(0.07)

Diluted income (loss) per common share	$0.11	$0.03	$0.02	$(0.07)

Weighted average number of shares and
equivalent shares of common stock outstanding:
Basic	3,248,646	3,216,756	3,248,646	3,240,266

Diluted	3,404,804	3,293,106	3,407,288	3,252,528